FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1: Name and Address of Company

High Tide Inc. (the "Company" or "High Tide")
Unit 112, 11127 - 15 Street N.E.
Calgary, Alberta, T3K 2M4

Item 2: Date of Material Change

March 19, 2021

Item 3: News Release

The Company disseminated a news release on March 19, 2021 in respect of the material change and filed the news release on SEDAR at www.sedar.com.

Item 4: Summary of Material Change

On March 19, 2021, the Company announced that (i) the Canna Cabana retail store located at 1702 Bow Valley Trail, in Canmore, Alberta began selling recreational cannabis products for adult use effective March 19, 2021, (ii) it has promoted Aman Sood to the position of Chief Operating Officer of the Company, with an effective date of March 15, 2021, and (iii) the board of directors of the Company has approved a grant of (A) 5,000,000 stock options of the Company to certain officers, and consultants, and (B) 1,000,000 restricted share units to certain directors of the Company.

Item 5.1: Full Description of Material Change

Please see the news release attached hereto as Schedule "A" for a full description of the material change.

Item 5.2: Disclosure for Restructuring Transactions

Not applicable.

Item 6: Reliance on subsection 7.1(2) of National Instrument 51-102 (Confidentiality)

Not applicable.

Item 7: Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8: Executive Officer

For additional information with respect to this material change, the following person may be contacted:

High Tide Inc.

Raj Grover

Chief Executive Officer

Tel: (403) 770-9435 | Email: raj@hightideinc.com

Item 9: Date of Report

April 5, 2021

SCHEDULE "A"

High Tide Opens its First Cannabis Retail Store in Canmore, Alberta, and Appoints Chief Operating Officer

CALGARY, AB, March 19, 2021 /CNW/ - High Tide Inc. ("High Tide" or the "Company") (TSXV: HITI) (OTCQB: HITIF) (FRA: 2LY), a retail-focused cannabis corporation enhanced by the manufacturing and distribution of consumption accessories, announced that the Canna Cabana retail store located at 1702 Bow Valley Trail, in Canmore, Alberta, will begin selling recreational cannabis products for adult use today. This opening represents High Tide's 77th branded retail location across Canada selling recreational cannabis products and consumption accessories. Located one-hour west of Calgary and only 5 minutes from the Banff National Park, the new Canmore store is strategically located within walking distance of several ski resorts and other tourist attractions.

High Tide Inc. - March 19, 2021 (CNW Group/High Tide Inc.)

High Tide is also pleased to announce that it has promoted Aman Sood to the position of Chief Operating Officer of the Company, effective March 15th, 2021. Mr. Sood has been serving as Senior Director, IT & Retail Operations since transitioning to High Tide after the Company's acquisition of META Growth. Mr. Sood is a seasoned leader with over two decades of experience in retail sector project management, operations, technology, and cost optimization. He has proven successes in new market identification and strategic positioning for companies of all sizes. Having led the building and management of 25 NewLeaf Cannabis locations, Mr. Sood is a pioneer in the legal market who specializes in spearheading operational improvements to reduce shrink, enhance productivity, increase sales, and drive efficiencies. The Company has also approved the grant of 600,000 stock options for Mr. Sood to purchase common shares of High Tide as per the terms of the stock option plan.

"Along with our existing Banff location, the opening of this new Canmore store solidifies our presence within Alberta's Bow Valley region which includes Banff National Park and the popular tourist hamlet of Lake Louise," said Raj Grover, President and Chief Executive Officer of High Tide. "I am also very excited to announce the promotion of Mr. Sood who has played a leading role in driving the successful integration of META Growth into the High Tide family. I look forward to Aman bringing his expertise in driving operational efficiencies into his new leadership role on our team, particularly as we aggressively pursue new acquisition targets," added Mr. Grover.

Grant of Stock Options and Restricted Share Units

The Company also announces that its Board of Directors has approved a grant of 5,000,000 stock options to purchase common shares of High Tide to certain officers, and consultants. In addition, the Company also announces that its Board of Directors has approved a grant of 1,000,000 restricted share units ("RSUs") to certain directors of the Company pursuant to the Company's restricted share unit plan. Each RSU entitles the holder to acquire one common share of the Company upon vesting.

About High Tide Inc.

High Tide is a retail-focused cannabis company enhanced by the manufacturing and distribution of consumption accessories. The Company is the largest Canadian retailer of recreational cannabis as measured by revenue, with 77 branded retail locations spanning Ontario, Alberta, Manitoba and Saskatchewan. High Tide's retail segment features the Canna Cabana, KushBar, Meta Cannabis Co., Meta Cannabis Supply Co. and NewLeaf Cannabis banners, with additional locations under development across the country. High Tide has been serving consumers for over a decade through its numerous consumption accessory businesses including e-commerce platforms Grasscity.com and CBDcity.com, and its wholesale distribution division under Valiant Distribution, including the licensed entertainment product manufacturer Famous Brandz. High Tide's strategy as a parent company is to extend and strengthen its integrated value chain, while providing a complete customer experience and maximizing shareholder value. Key industry investors in High Tide include Aphria Inc. (TSX:APHA) (NYSE:APHA) and Aurora Cannabis Inc. (NYSE:ACB) (TSX:ACB).

Neither the TSX Venture Exchange (the "TSXV") nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this news release are forward-looking information or forward-looking statements. Such information and statements, referred to herein as "forward-looking statements" are made as of the date of this news release or as of the date of the effective date of information described in this news release, as applicable. Forward-looking statements relate to future events or future performance and reflect current estimates, predictions, expectations or beliefs regarding future events. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (generally, forward-looking statements can be identified by use of words such as "outlook", "expects", "intend", "forecasts", "anticipates", "plans", "projects", "estimates", "envisages, "assumes", "needs", "strategy", "goals", "objectives", or variations thereof, or stating that certain actions, events or results "may", "can", "could", "would", "might", or "will" be taken, occur or be achieved, or the negative of any of these terms or similar expressions, and other similar terminology) are not statements of historical fact and may be forward-looking statements.

Such forward-looking statements are based on assumptions that may prove to be incorrect, including but not limited to the ability of High Tide to execute on its business plan and that High Tide will receive one or multiple licenses from Alberta Gaming, Liquor & Cannabis, British Columbia's Liquor Distribution Branch, Liquor, Gaming and Cannabis Authority of Manitoba, Alcohol and Gaming Commission of Ontario or the Saskatchewan Liquor and Gaming Authority permitting it to carry on its Canna Cabana Inc. and KushBar Inc. businesses. High Tide considers these assumptions to be reasonable in the circumstances. However, there can be no assurance that any one or more of the government, industry, market, operational or financial targets as set out herein will be achieved. Inherent in the forward-looking statements are known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements, or industry results, to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are current as of the date of this news release. Except as required by law, High Tide does not have any obligation to advise any person if it becomes aware of any inaccuracy in or omission from any forward-looking statement, nor does it intend, or assume any obligation, to update or revise these forward-looking statements to reflect new events or circumstances. Any and all forward-looking statements included in this news release are expressly qualified by this cautionary statement, and except as otherwise indicated, are made as of the date of this news release.

SOURCE High Tide Inc.

View original content to download multimedia: http://www.newswire.ca/en/releases/archive/March2021/19/c9886.html

%SEDAR: 00045217E

For further information: Omar Khan, Senior Vice President, Corporate and Public Affairs, omar@hightideinc.com, Tel. 1 (647) 985-4401

CO: High Tide Inc.

CNW 06:00e 19-MAR-21